Mail Stop 3651

      May 10, 2006

Via U.S. Mail and Facsimile

Thomas J. Kalinske
Chief Executive Officer
LeapFrog Enterprises, Inc.
6401 Hollis Street, Suite 150
Emeryville, California 94608-1071

RE:	LeapFrog Enterprises, Inc.
			Form 10-K for the Fiscal Year Ended December 31,
2004
			Form 10-K for the Fiscal Year Ended December 31,
2005

      File No. 001-31396



Dear Mr. Kalinske:

      We have completed our review of your Form 10-K and related filings and do not, at this time, have any further comments.



							Sincerely,


							Linda Cvrkel
							Branch Chief




Via facsimile:	William B. Chiasson, Chief Financial Officer
	(510) 420-5004




Thomas J. Kalinske
LeapFrog Enterprises, Inc.
May 10, 2006
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